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                                                                     EXHIBIT 8.1


                          [SIDLEY & AUSTIN LETTERHEAD]



                                 August 5, 1999



Tellabs, Inc.
4951 Indiana Avenue
Lisle, Illinois 60532-1698


Ladies and Gentlemen:

                  We refer to the Agreement and Plan of Merger (the "Agreement") dated as of June 29, 1999 by and among NetCore Systems, Inc., a Delaware corporation ("NetCore"), Tellabs, Inc., a Delaware corporation ("Tellabs"), and Blackhawk Merger Corp., a Delaware corporation and a direct, wholly owned subsidiary of Tellabs ("Blackhawk"), which provides for the merger (the "Merger") of Blackhawk with and into NetCore, with NetCore as the surviving corporation (the "Surviving Corporation"), and the stockholders of NetCore becoming stockholders of Tellabs, all on the terms and conditions therein set forth, the time at which the Merger becomes effective being hereinafter referred to as the "Effective Time." Capitalized terms used but not defined herein have the meanings specified in the Agreement.

                  As provided in the Agreement, at the Effective Time, by reason of the Merger: (i) each issued and outstanding share of common stock, par value $.001 per share, of NetCore ("NetCore Common Stock") and each issued and outstanding share of preferred stock, $.001 par value per share, of NetCore ("NetCore Preferred Stock") (other than shares of NetCore Common Stock and NetCore Preferred Stock to be canceled as described below and Dissenting Shares) shall be converted solely into shares of validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share, of Tellabs ("Tellabs Common Stock"), with cash paid in lieu of fractional shares of Tellabs Common Stock, and (ii) each share of NetCore Common Stock or NetCore Preferred Stock that is owned by NetCore as treasury stock or by any of its wholly owned Subsidiaries and each share of NetCore Common Stock or NetCore Preferred Stock that is owned by Tellabs or by any of its wholly owned Subsidiaries shall be canceled and no Tellabs Common Stock or other consideration shall be delivered in exchange therefor. Approximately 10% of the number of shares of Tellabs Common Stock into which the NetCore Common Stock and the NetCore Preferred Stock will be converted pursuant to the Merger will be deposited in escrow to be held pursuant to the terms of the Indemnity Agreement as security for indemnification obligations of the NetCore stockholders that may arise pursuant to the Agreement.

                  The Merger, the Agreement and the Indemnity Agreement are more fully described in Tellabs's Registration Statement on Form S-4 (the "Registration Statement") relating

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to the registration of shares of Tellabs Common Stock, which has been filed by
Tellabs with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement includes the Proxy Statement/Prospectus (the "Prospectus") of NetCore.

                  In rendering the opinions expressed below, we have relied upon the accuracy of the facts, information and representations and the completeness of the covenants contained in the Agreement, the Indemnity Agreement, the Registration Statement, the Prospectus and such other documents as we have deemed relevant and necessary (including, without limitation, those described above). Such opinions are conditioned, among other things, not only upon such accuracy and completeness as of the date hereof, but also the continuing accuracy and completeness thereof as of the Effective Time. Moreover, we have assumed the absence of any change to any of such instruments between the date thereof and the Effective Time.

                  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with original documents of all copies submitted to us for our examination. We have further assumed that: (i) the transactions related to the Merger or contemplated by the Agreement and the Indemnity Agreement will be consummated (A) in accordance with the Agreement and the Indemnity Agreement and (B) as described in the Prospectus; (ii) the Merger will qualify as a statutory merger under the laws of the State of Delaware; and
(iii) as of the date hereof, and as of the Effective Time (as if made as of the Effective Time), the written statements made by executives of Tellabs and NetCore contained in the Tellabs Tax Certificate and NetCore Tax Certificate, respectively, each dated on or about the date hereof, are and will be accurate in all respects, and neither Tellabs nor NetCore will have provided written notification prior to the Effective Time that a statement made in the Tellabs Tax Certificate or NetCore Tax Certificate, respectively, is no longer accurate.

                  In rendering the opinions expressed below, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Regulations promulgated thereunder by the United States Treasury Department (the "Regulations"), pertinent judicial authorities, rulings and interpretations of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations and such judicial decisions, rulings, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect; and any such change could affect the opinions stated herein. Furthermore, the opinions expressed below might not be applicable to NetCore shareholders who or that, for United States federal income tax purposes, are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates, or who acquired their NetCore Common Stock or NetCore Preferred Stock pursuant to the exercise of employee stock options or otherwise as compensation.

                  Based upon and subject to the foregoing, it is our opinion, as counsel for Tellabs, that, for federal income tax purposes:

                  (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and NetCore, Tellabs and Blackhawk will each be a party to that reorganization within the meaning of Section 368(b) of the Code;
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                  (ii) no gain or loss will be recognized by NetCore, Tellabs or
         Blackhawk as a result of the Merger;

                  (iii) no gain or loss will be recognized by the stockholders of NetCore upon the conversion of their shares of NetCore Common Stock or NetCore Preferred Stock into shares of Tellabs Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Tellabs Common Stock;

                  (iv) the aggregate tax basis of the shares of Tellabs Common Stock received in exchange for shares of NetCore Common Stock or NetCore Preferred Stock pursuant to the Merger (including a fractional share of Tellabs Common Stock for which cash is paid) will be the same as the aggregate tax basis of such shares of NetCore Common Stock or NetCore Preferred Stock;

                  (v) the holding period for shares of Tellabs Common Stock received in exchange for shares of NetCore Common Stock or NetCore Preferred Stock pursuant to the Merger will include the holder's holding period for such shares of NetCore Common Stock or NetCore Preferred Stock, provided such shares of NetCore Common Stock or NetCore Preferred Stock were held as capital assets by the holder at the Effective Time; and

                  (vi) a stockholder of NetCore who receives cash in lieu of a fractional share of Tellabs Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (determined under clause (iv) above) and the amount of cash received.

                   In addition, reference is made to the statements in the Prospectus under the caption "THE MERGER -- Material Federal Income Tax Consequences," which have been prepared or reviewed by us. It is our opinion that the statements made under the caption "Material Federal Income Tax Consequences," to the extent constituting a discussion of matters of federal income tax law or legal conclusions with respect thereto, are true and correct in all material respects.

                  Except as expressly set forth above, you have not requested, and we do not herein express, any opinion concerning the tax consequences of, or any other matters related to, the Merger.

                  We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.




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                   This opinion is provided to you only, and without our prior consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than reliance thereon by you. Notwithstanding the foregoing, we hereby consent to the reference to Sidley & Austin in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.



                                               Very truly yours,



                                               /s/ Sidley & Austin